Exhibit 21






                         Subsidiaries of the Registrant

         The information below is provided, as of March 1, 2000, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.
                                                               Percentage of
                                                                  Voting
                                          Organized Under   Securities Owned by
Name                                       the Laws of        Immediate Parent

Curtiss-Wright Flight Systems, Inc.         Delaware               100%

Metal Improvement Company, Inc.             Delaware               100%

Curtiss-Wright Flow Control Corporation     New York               100%

Curtiss-Wright Flow Control                 Delaware               100%
Service Corporation

Curtiss-Wright Flow Control Company         Nova Scotia,           100%
Canada                                      Canada

Curtiss-Wright Flight Systems Europe A/S    Denmark                100%

Curtiss-Wright Foreign Sales Corp.          Barbados               100%

Curtiss-Wright Antriebstechnik GmbH        Switzerland             100%